Exhibit 99.1

                       NOVELIS DECLARES QUARTERLY DIVIDEND

    ATLANTA, July 27 /PRNewswire-FirstCall/ -- Novelis Inc.'s (NYSE: NVL; Toronto) Board of Directors today declared a quarterly dividend of US$0.09 per Common Share, payable September 20, 2005, to shareholders of record at the close of business August 22, 2005.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20050105/CLW073LOGO)
    There are approximately 74 million Common Shares outstanding.

    Novelis, which was spun-off by Alcan effective Jan. 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling. Novelis has 36 operating facilities in 11 countries and more than 13,000 dedicated employees. Novelis has the unique ability to provide its customers with a regional supply of high-end rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, Novelis supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information on the company, visit http://www.novelis.com.

    Statements made in this news release which describe the Company's intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual results could differ materially from those expressed or implied in such statements. Reference should be made to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission for a discussion of major risk factors.

CONTACT: Media, Pat Persico, +1-440-423-6522, or Investors, Holly Ash, +1-440-814-4212, both of Novelis Inc./
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Web site:  http://www.novelis.com/